                       EXHIBIT 6.4

        PREMIER COMPUTER GROUP LIMITED -AND-
      INTEGRITY HOLDINGS LIMITED SHARE SALE AND
                 PURCHASE AGREEMENT

                        DATED

            PREMIER COMPUTER GROUP LIMITED

                        -AND-

              INTEGRITY HOLDINS LIMITED

-----------------------------------------------------------------

            SHARE SALE AND PURCHASE AGREEMENT

-----------------------------------------------------------------



                   PATRICK DONAGHY & CO.,

                        SOLICITORS,

                     13/16 DAME STREET,

                         DUBLIN 2.

                          PCD/SS

INDEX TO CLAUSES                                            PAGE NUMBERS
----------------                                            ------------
1  Interpretation                                                      3

2  Agreement for Sale and Purchase                                     8

3  Purchase Consideration                                              8

4  Completion                                                          9

5  Post Completion                                                    11

6  Warranties and Representations                                     12

7  Warrantor Protection Provisions                                    13

8  Restrictive Covenants of Vendor                                    14

9  General                                                            15



Schedule 1  Vendor's Particulars                                      18

Schedule 2  Details of each Group Company                             20

Schedule 3  Warranties                                                27

Schedule 4  Deed of Indemnity                                         51

Schedule 5  Short Particulars of the Properties                       62

Signatures                                                            63

This Agreement is dated the              day of December 1998
and made between:

            "Territory"                 The Republic of Ireland.

            "VAT Act"                   the Value Added Tax Act, 1972.

            "Vendor's Solicitors"       Patrick Donaghy & Co.

            "Warranties"                the warranties and representations
                                        contained in clause 6 and Schedule 3.

            "Warranty Claim"            any claim made by the Purchaser for
                                        breach of any of the Warranties or any
                                        claim made by any Group Company or the
                                        Purchaser under the Deed of Indemnity.

            "Warrantor"                 The Vendor - other than the IDA Ireland
                                        and Brian Kearney.

     1.1.2 All references to a statutory provision shall be construed as including references to:

            (a) any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

            (b) all statutory instruments, regulations or orders from time to time made pursuant thereto;

            (c) any statutory provisions of which a statutory provision is a modification, consolidation or re-enactment.

     1.1.3 Any reference to a person shall be construed as a reference to any individual, firm, company, corporation, government, state or agency of a state, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

     1.1.4 Any reference to the Vendor includes, where appropriate, his personal representatives.

     1.1.5 Any reference to a statutory provision shall be construed as a reference to the laws of Ireland unless the context otherwise indicates.

     1.1.6 Except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders.

     1.1.7 Unless the context otherwise requires, reference to a clause or sub-clause, paragraph, sub-paragraph, recital, or a Schedule is a reference to a clause or a sub-clause, paragraph, sub-paragraph, recital of or a Schedule as the case maybe of or to this Agreement and the expressions "this Agreement" and "the Agreement" as used in any of the Schedules shall mean this Agreement and any references to "this Agreement" shall be deemed to include the Schedules to this Agreement.

     1.1.8 Any statement, representation or warranty which is qualified by the expression "to the best of the knowledge, information and belief of the Warrantor" or "so far as the Warrantor is aware" or any similar expression shall be deemed to include a warranty given by the Warrantor that such statement, representation or warranty has been made after due and careful enquiry.

     1.1.9 Words and phrases the definitions of which are contained or referred to in Section 2 of the Companies Act, 1963 shall be construed as having the meaning thereby attributed to them.

1.2  Where any party to this Agreement is more than one person:-

     (a) the Warranties, agreements and obligations contained in this Agreement on the part of such parties shall be construed and take effect as joint and several Warranties, agreements and obligations and the act or default of any one of them shall be deemed to be the act or default of each of them.

     (b) reference to that party shall refer to each of those persons or any of them as the case may be;

     (c) the benefits contained in this Agreement in favour of such party shall be construed and take effect as conferred in favour of all such persons collectively and each of them separately.

1.3 The definition of "the Company" where used in relation to and in the Warranties shall include each Group Company as and where the context so requires

1.4 Headings in this Agreement are for convenience of reference only and do not affect the construction or interpretation of any provision.

1.5 This Agreement shall in all respects be governed by and construed in accordance with the laws of Ireland.

2.   AGREEMENT FOR SALE AND PURCHASE.

2.1 Subject to the terms and conditions of this Agreement, the Vendor as beneficial owner shall sell and the Purchaser in reliance upon, inter alia, the Warranties, shall purchase the Shares free from all Encumbrances and with the benefit of all rights attaching to them, with effect from the date of this Agreement.

2.2 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with the provisions of this Agreement.

2.3 Each Vendor hereby waives any pre-emption rights he may have in relation to any of the Shares under the Articles of Association of the Company or otherwise.

3.   PURCHASE CONSIDERATION.

3.1  The Purchase Consideration shall be:

     (a)    the sum of L791,096.00 and

     (b) 1365 ordinary shares in the Purchaser, which shall be divided in the proportions set out in Column 3 of Schedule 1. The Vendor hereby authorises the Purchaser to pay the Purchase Consideration to the Vendor's Solicitors whose receipt shall be sufficient evidence of payment and shall operate as a good discharge to the Purchaser who shall not be concerned as to the distribution of the Purchase Consideration to the Vendor.

3.2 The Purchase Consideration paid by the Purchaser for the purchase of the Shares pursuant to Clause 3.1 hereof shall be deemed to be reduced by the amount, if any, paid pursuant to a Warranty Claim.

3.3  In so far as that portion of the consideration referred to at clause 3.1
     (b) above in concerned: these shares excluding the shares which the IDA Ireland and Brian Kearney are entitled to as per column 3 of Schedule 1 shall be held in escrow by the Vendors Solicitors for the period of one year from the date hereof pursuant to the form of Escrow Agreement contained in the sixth schedule hereto and

3.4 The Vendor undertakes with the Purchaser not to sell or otherwise dispose of the shares referred to in Clause 3.1.(b) on or before the 31st January, 2000 provided always that he shares the subject of the Escrow Agreement may be dealt with prior to the date in accordance with the provisions of the Escrow Agreement.

4.   COMPLETION

4.1 Completion of the sale and purchase of Shares shall take place at the offices of the Purchaser's Solicitors.

     At Completion:-

     4.1.1  the Vendor shall deliver to the Purchaser and/or its nominees:-

            (a) duly executed share transfers in respect of the Shares (and of all of the issued shares of each Group Company not registered in the name of a Group Company) and surrender the relevant share certificates in relation to each

                    Group Company (or in the case of any share certificates found to be missing, an express indemnity, in a form satisfactory to the Purchaser);

               (b) such waivers or consents as are required to enable the Purchaser and/or its nominees to be registered as the holders of the Shares;

               (c) in relation to each Group Company the statutory books, records and registers (duly written up-to-date), the common seal, the certificate of incorporation (including any certificates of change of name), the title deeds to the Properties and all documents, contracts, licenses, agreements, insurance policies, records, papers, correspondence, files and books of trading and account;

               (d)  the Deed of Indemnity duly executed by the parties thereto;

               (e) a copy of the memorandum and articles of association of each Group Company certified by the secretary of each Group Company as a true, complete and accurate copy as of the date of Completion;

               (f) all such other consents, approvals, clearances or licenses of governmental, regulatory or other agencies or persons in connection with the sale and purchase of the Shares as are necessary;

               (g) copies of all bank mandates of each Group Company together with copies of statements of all bank accounts as at a date not earlier than the day immediately preceding the date of Completion and all cheque books of each Group Company in current use and the cash book balances of each Group Company as at the date of Completion with reconciliation statements reconciling such balances with the bank statements referred to above;

               (h) all credit cards in the name of or for the account of each Group Company in the possession of any officer or employee of each Group Company resigning as at the date of Completion;

               (i) the written resignation of the auditors of each Group Company containing confirmation in accordance with the provisions of Section 185(2)(a) of the Companies Act, 1990 that there are no circumstances connected with their resignation which ought to be brought to the attention of the members or creditors of the relevant Group Company and incorporating an acknowledgement that they will have no claim against any of the relevant Group Company in respect of compensation for loss of office or on any account whatsoever including fees for services rendered.

               (j) the original of any power of attorney under which any document required to be delivered to the Purchaser under this clause has been executed;

               (k) a Certificate of Title relating to the Properties provided by the Vendor's Solicitors in a form approved by the Purchaser's Solicitors.

               (l) letters of resignation under seal from Brian Kearney for each Group Company resigning with effect from termination of the meeting of the Board referred to at clause 4.1.2(c) hereof from his directorships in any Group Company, containing an acknowledgement that he has no claim against any

                    Group Company (as the case may be) in respect of breach of contract, compensation for loss of office or otherwise howsoever arising Mr. Kearney, as shareholder in Next Financial Development Limited (Next) will procure the non-employment of the Next Contract with the Company:- for which he shall be paid the consideration secondly appearing opposite his name in Schedule I hereto.

4.1.2     The Vendor shall procure:

               (a) the discharge of all monies owing to each Group Company (whether then due for payment or not) by the Vendor or the directors or any Group Company or by any of them or by any Connected Person;

               (b) the release of any and all guarantees or indemnities or security given by any Group Company for or on behalf of the Vendor or the directors of any Group Company or any of them or any other person;


               (c) that a meeting of the Board (and a meeting of the directors of any Group Company as the case may be) is held at which, inter alias:-

                    (i) the share transfers referred to in clause 4.1.1(a) are approved (subject only to stamping);

                    (ii) such persons as the Purchaser may nominate are appointed as directors, auditors and solicitors of each Group Company with immediate effect;

                    (iii) all existing mandates for the operation of bank accounts of each Group Company are revoked and new mandates are issued giving authority to such persons as the Purchaser may nominate;

                    (iv) the registered office of each Group Company is changed to 44-45 St. Stephen's Groen, Dublin 2;

                    (v) the Company approves and authorizes the execution of the Deed of Indemnity;

                    (vi) the resignation of the auditors of each Group Company is accepted;

        4.1.3  The Vendor shall:

               (a) assign and/or deliver to a Group Company any asset whatever (including bank balances, agencies or appointments) in his name or in the name of a company or companies controlled by him which asset is related to the business of any Group Company carried on at Completion;

               (b) irrevocably waive any claims against any Group Company its agent, or employees which he may have outstanding at Completion.

        4.1.4  The Purchaser shall:

               (a) subject to the compliance by the Vendor with all of his obligations under clause 4.1.1, 4.1.2 and 4.1.3 pay the Purchase Consideration by way of bank draft to the Vendor's Solicitors in accordance with clause 3;

4.2 As and from completion while Paul Carroll is the sole nominee of the Purchaser to the Board of each Group Company he shall be deemed on each vote taken thereat to have four votes.

5.   POST COMPLETION:-

     5.1 The Purchaser shall complete the stamping of the share transfers referred to in clause 4.1.1(a) as soon as practicable. Prior to such stamping being completed, the Vendor shall co-operate in any manner reasonably required by the Purchaser for the convening of any general meetings required by the Purchaser, including the completion of proxy forms on a timely basis and generally shall act in all respects as the nominee of and in accordance with the reasonable directions of the Purchaser;

     5.2 The Vendor and the Purchaser shall, within five Business Days of Completion, give to each Group Company such notice as is required by
          Section 53 of the Companies Act, 1990.

6.   WARRANTIES

6.1 In consideration of and as an inducement to the Purchaser entering into this Agreement the Warrantor warrants and represents to the Purchaser, subject to clause 7 that:

     6.1.1 the Vendor and the Warrantor have and will have full power and authority to enter into and perform this Agreement and the Deed of Indemnity which constitute or when executed will constitute binding obligations on him in accordance with their respective terms;

     6.1.2 the Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid;

     6.1.3 there is no Encumbrance on, over or affecting the Shares and there is no agreement or arrangement to give or create any Encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

     6.1.4 the Vendor is entitled to transfer the full legal and beneficial ownership of the Shares and any share in any Group Company as provided in clause 4.1.1 (a) to the Purchaser on the terms of this Agreement without the consent of any third party;

     6.1.5 the Group Companies listed in Schedule 2 are all the present Subsidiaries of the Company;

     6.1.6 the information in Schedule 2 relating to each Group Company is true and accurate in all respects;

     6.1.7 the Company (or where specified a Group Company) is the sole beneficial owner of the shares in each Group Company listed in
              Part 2 of Schedule 2 free from any Encumbrances;

     6.1.8 save as fully and fairly disclosed in the Disclosure Letter, the Warranties are true and accurate in all respects;

     6.1.9 the contents of the Disclosure letter are true and accurate in all respects and fully and fairly disclose every matter to which they relate.

6.2 Each of the Warranties is separate and independent and without prejudice to any other Warranty and, except where expressly stated otherwise, no clause of this Agreement shall govern or limit the extent or application of any other clause.

6.3 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected or extinguished by Completion, by any investigation made by it or on its behalf into the affairs of any Group Company, by its rescinding or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

6.4 None of the information supplied by any Group Company or its professional advisers to the Warrantor or his agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure
     Letter, the Deed of Indemnity or otherwise in relation to the business or affairs of any Group Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Group Company to the Warrantor and the Warrantor waives any claims against the Group Company (and its employees and agents) which he might otherwise have in respect of it.

6.5 The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than the Warranties.

6.6 Reference in the Warranties to "the Company" shall include each Group Company to the intent that the Warranties shall apply to and be given in respect of each Group Company.

7.   WARRANTOR PROTECTION PROVISIONS

     7.7.1 The liability of the Warrantor in relation to the Warranties shall cease on 31st January 2000 in relation to claims other than for Taxation and on 31st January 2005 in relation to claims for Taxation and under the Deed of Indemnity save as regards an alleged specific breach of which notice in writing (containing details of the event or circumstance giving rise to the breach, the basis upon which the Purchaser is making a claim against the Warrantor and an estimate (where available) of the amount of liability which may result) has been given to the Warrantor prior to the relevant date.

     7.7.2 The total liability of the Warrantor under the Warranties and the Deed of Indemnity shall not in any event exceed L400,000 and the reasonable costs and expenses or the Purchaser in pursuing claims under the Warranties and/or the Deed of Indemnity.

     7.7.3 The provisions of this Section 7.7 shall not limit the liability of the Warrantor for any Warranty Claim relating to:-

              (a) the Vendor's title to, or the status or validity of the Shares; or

              (b) any claim which arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Vendor or the Warrantor.

     7.7.4 There shall not be any liability for any Warranty Claim unless the aggregate liability (or what would be the aggregate liability apart from this paragraph 7.7.4) exceeds L10,000.

8.   RESTRICTIVE COVENANTS OF VENDOR

8.1 For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company and each Group Company, the Vendor other than the IDA Ireland and Brian Kearney undertakes with the Purchaser for his own benefit and for the benefit of each Group Company that:-

     8.1.1 he shall not make use of or disclose to any person and shall use his best endeavours to prevent the publication or disclosure of any information concerning the business, accounts or finances of any Group Company or any of their dealings transactions and affairs or any trade secrets, confidential information, processes, operations or formulae in his knowledge or possession;

     8.1.2 for the period of two years after Completion the Vendor will not either solely or jointly, directly or indirectly engage in the business of the manufacture, sale, marketing, dealing in or distribution of goods and services similar to or competing with goods and services manufactured, sold, marketed, dealt in or distributed by any Group Company at the date hereof in the Territory nor become involved or connected with nor carry on, participate assist, be engaged or concerned or interested (except as the holder or beneficial owner for investment purposes of not more than 5% nominal value of any class of securities listed or dealt in on a recognised stock exchange) in the Territory during the said period in any company or firm carrying on any such business whether as employee, director, partner, consultant, agent, shareholder or sole proprietor or otherwise howsoever;

     8.1.3 for the period of two years after Completion either on his own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from any Group
              Company any person who to his knowledge is at Completion or has during the two years preceding Completion been a client, customer or employee of, or in the habit of dealing with any Group Company.

     8.1.4 he shall not interfere either directly or indirectly or take any such steps as may interfere with the continuance of supplies to any Group Company (or the terms relating to such supplies) from any suppliers who are at the Completion or who have been at any time during the period of two years immediately preceding Completion supplying materials, components, products, goods or services to any Group Company.

     8.1.5 he shall procure that no company owned or controlled by him (and, insofar as he is able to ensure the same, none of their Subsidiaries) will act in such a way as would be a contravention of the obligations contained in this Clause 8.1 if they were themselves so to act.

     8.1.6 for the purpose of this clause and all the Warranty and Tax Indemnity provisions hereof the term the Vendor shall exclude the IDA Ireland and Brian Kearney.

     8.2 The parties hereto consider that the restrictions set out in clause 8.1 are reasonable and necessary in the circumstances for the protection of the legitimate interests of the Purchaser but if any such restrictions shall be adjudged or held to be void or unenforceable by any court, regulatory authority or agency of competent jurisdiction for whatever reasons but would be valid if part of the wording were deleted or the period of time reduced or the areas reduced in scope the said restrictions shall apply with such modification as may be necessary to make them valid effective and enforceable.

9    GENERAL

     9.1 No announcement shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties or it is an announcement required by law issued after prior consultation between the parties and not until two weeks following completion.

     9.2 If any of the Shares shall at any time be sold or transferred, the benefit of each of the Warranties and Deed of Indemnity may be assigned to the purchaser or transferee who shall accordingly be entitled to enforce each of the Warranties and the Deed of Indemnity against the Warrantor as if he were named in this Agreement as the Purchaser.

     9.3 This Agreement shall enure to the benefit of and be binding upon each party's successors and permitted assigns and personal representatives (as the case may be) but, except as expressly provided, none of the rights of the parties under this Agreement including the Warranties and the Deed of Indemnity may be assigned or transferred.

     9.4 Subject to clause 9.5, all expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this Agreement, shall be borne solely by the party who incurred the liability and no Group Company shall have any liability in respect of them.

     9.5 If the Purchaser determines or rescinds this Agreement under any of its provisions or under the general law then, in addition to any right or remedy which it may have against the Vendor for breach of this Agreement or the Warranties, the Vendor shall indemnify the Purchaser for all costs, charges and expenses incurred by it in connection with the negotiation, preparation and determination or rescission of this Agreement and all matters which it contemplates.

     9.6 Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand to the addressee or if sent by pre-paid post addressed to the party to whom such notice is to be given at the address set out for such party herein (or such other address as he or it may from time to time designate to all other parties hereto in accordance with the provisions of this clause
          9.6) and any such notice or other communication shall be deemed to have been duly given if delivered by hand at the time of delivery and if sent by post as aforesaid forty eight hours after the same shall have been posted.

     9.7 Any liability to any party under the provisions of this Agreement may in whole or in part be released, varied, compounded or compromised by such party in its absolute discretion as regards any party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability whether joint and several or otherwise. A waiver by any party of any breach of the terms, provisions or conditions of this Agreement or the acquiescence of a party hereto in any act (whether of commission or omission) which but for such acquiescence would be a breach of aforesaid shall not constitute a general waiver of such term, provision or contribution or of any subsequent act contrary thereto.


     9.8 This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original, all such counterparts together constituting but one and the same instrument.

     9.9 This Agreement together with the Deed of Indemnity and the Disclosure Letter shall supersede, cancel and replace any and all previous agreements made between any of the parties hereto relative to its subject matter.

     9.10 At the request of the Purchaser the Vendor shall (and shall procure that any other necessary parties shall) execute and do all such documented acts and things as may reasonably be required subsequent to Completion by the Purchaser in order to perfect the right, title and interest of the Purchaser to and in the Shares and in the shares in the Group Companies and to procure the registration of the Purchaser or his nominee as the registered holder of the Shares and the shares in each Group Company as appropriate.

     9.11 Each of the parties hereto hereby agrees for the benefit of the other and without prejudice to the right to take proceedings in relation hereto before any other court of competent jurisdiction, that the courts of Ireland shall have jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such courts.

     9.12 The Purchaser hereby irrevocably authorises and appoints Messrs Ivor Fitzpatrick & Co. to accept service of all legal process arising out of or in connection with this Agreement and service on Messrs. Ivor Fitzpatrick & Co. shall be deemed services on The Purchaser.

     9.13 The Vendor hereby irrevocably authorises and appoints Messrs. Patrick Donaghy & Co. to accept service of all legal process arising out of or in connection with this Agreement and service on Messrs. Patrick Donaghy & Co. shall be deemed services on the Vendor.



IN WITNESS WHEREOF this Agreement has been duly executed on the date shown at the beginning of this Agreement.

                                  SCHEDULE 1


                             Vendor's Particulars

Vendors names and addresses         Number of         Properties of
                                    Shares held       Purchase Consideration

                                                        Cash    -    Shares

IDA Ireland,                           715            275,000   -    49844
Wilton Park House,
Dublin 2.

Brian Kearsey,                         595            228,944   -    41479
Rabeen, Brittas,
Co. Dublin.                            Per C????       50,000   -    9062
                                       4.1.(1)

Mark Howell,                           106             26,500   -    4883
18 Orlegh Downs,
Templeagac,
Dublin 16.

William Reid,                          124             31,000   -    5619
30 Eaton Wood, Shankill,
Co. Dublin.

Brendon Redmond,                        98             24,500   -    4440
16 Friarswood Road,
Goatstown, Dublin 14.

Leo McCarthy,                          124             31,000   -    5619
4 Marley Walk,
Marley Grange,
Rathfarsham,
Dublin 16.

Leo Hofferman,                          53             13,250   -    2401
41 Shomick Grove,
Skerries,
Co. Dublin.

Paul Clancy,                            53             13,250   -    2401
18 Oaklands Church Lane,
Greystones,
Co. Wicklow.

                             Vendor's Particulars

Vendors names and addresses         Number of         Properties of
                                    Shares held       Purchase Consideration

                                                        Cash    -    Shares

Declan McGonagle,                       53            13,250    -    2401
6 Brookpark, Finnstown Abbey,
Lucan,
Co. Dublin.

Peter Noonan,                           98            24,500    -    4447
130 South Circular Road,
Dublin 8.

Ed Clear,                               45            11,250    -    2039
Sorrell,
Bellvue,
Delgany,
Co. Wicklow.

John Trayner,                           45            11,250    -    2039
60 Broadford Close,
Ballisteer,
Dublin 16.

Treasury                               156            37,500    -     -

                                      -----------------------------------

Total Shares                          2265            791,096      136588
                                      -----------------------------------

Directors:           Name                 Address

                     Brian Kearney        Raheen, Brittas, Co. Dublin.

                     Mark Howell          18 Orlagh Downs,
                                          Templeogue, Dubin 16.

Secretary:           Mark Howell          18 Orlagh Downs,
                                          Templeogue, Dubin 16.

NAME OF SUBSIDIARY:  TECHSONIX LIMITED

Registered number:

Share capital:
authorised:
issued:              210 Shares issued as follows:
                     175 - Ravplot Limited
                     19  - Brian McNaughton
                     15  - Bermingham Technology Limited

Registered Office:

Directors:           Name                 Address

                     Brian Kearney        Raheen, Brittas, Co. Dublin.

                     Keith Venner

                     Mark Howell          18 Orlagh Downs,
                                          Templeogue, Dubin 16.

Secretary:           Mark Howell          18 Orlagh Downs,
                                          Templeogue, Dubin 16.

NAME OF SUBSIDIARY:  PROGRESS SYSTEMS LIMITED

Registered number:

Share capital:
authorised:
issued:              2 Shares issued - 1 to the Company and
                     1 to Brian Kearney in trust for the Company.

Registered Office:

Directors:           Name                 Address

                     Brian Kearney        Raheen, Brittas, Co. Dublin.

                     Declan McGonigle     6 Brookpark,
                                          Finnstown Abbey, Lucan,
                                          Co. Dublin.

                     Mark Howell          18 Orlagh Downs,
                                          Templeogue, Dubin 16.

Secretary:           Mark Howell          18 Orlagh Downs,
                                          Templeogue, Dubin 16.

                                  SCHEDULE 3

                                  WARRANTIES

1.     INFORMATION

       1.1 All information given by or on behalf of the Company or the Vendor to the Purchaser or to its professional advisors in the course of negotiations leading to this Agreement was when given and is as the date hereof true and accurate in all respects and so far as such information is expressed as a matter of opinion such opinions were when given and are at the date hereof truly and honestly held and not given casually or recklessly or without due regard for the accuracy. There is to the best of the knowledge information and belief of the Warrantor no fact or matter which has not been disclosed in writing to the Purchaser or to its professional advisors which would render such information untrue or misleading or which on the basis of the utmost good faith ought to be disclosed to an intending purchaser of shares in the Company or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Shares on the terms (including price) of this Agreement.

       1.2 The information set out in the Reclials and in the Schedules to this Agreement is true, complete and accurate in all respects.

2      CONSTITUTION OF THE COMPANY

       21. The copy of the memorandum and articles of association of the Company delivered by the Vendor to the Purchaser at Completion is true, complete and accurate.

       2.2 The copy of the memorandum and articles of association referred to as 2.1 above has embodies therein or annexed thereto a copy of every such resolution or agreement as is referred to in
              Section 143 (4) of the Companies Act, 1963. Neither the Company nor any class of its members has passed any further resolutions (other than resolutions relating to business at annual general meetings which was not special business).

       2.3 The Company has complied with the provisions of the CA and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered.

               remuneration, emoluments, expenses or other payments or benefits whatsoever (whether or not gratuitous) other than those which are deductible from the profits of the Company in computing its corporation tax.

        (f) No debt owing to the company has been deferred, released, reduced, subordinated or written-off or has proved to any material extent irrecoverable.

        (g) The Company has paid its creditors in accordance with their respective credit terms.

        (h) There has not been any material damage, destruction or loss (whether or not covered by insurance) to or affecting any assets of the Company.

        (i) No commitment on capital account has been created or entered into.

        (j) No liabilities have been incurred other than in the ordinary and usual course of business.

        (k) The authorised share capital of the Company has not been increased and no share or loan capital in the Company has been issued or agreed to be issued.


6   RECORDS

    6.1 All proper and necessary books of account minute books registers and records have been maintained by the Company are in its possession and contain information in accordance with generally accepted principles relating to all transactions to which the Company has been a party and all such books registers and records are duly written up to date and do not contain any material inaccuracies.

    6.2 All documents relating to the Company required to be filed with the Registrar of Companies pursuant to the CA or under any other statute or instrument in force have been duly filed up to date and all statutory records required to be kept by the Company have been properly kept and will be so kept.

    6.3 The register of members of the Company accurately and sufficiently records its members from time to time and the Company has not received any notice of any intended application or proceedings to rectify the said register.

    6.4 All the accounts, books, ledgers, financial and other records, of whatsoever kind, of each Company:-

          (a)   have been fully, properly and accurately kept and completed;

          (b) do not contain any material inaccuracies or discrepancies of any kind;

          (c) give and reflect a true and fair view of its trading transactions and its financial, contractual and trading position.

    6.5 The Company is in possession of all its books, records, papers and deeds and documents of title.

7   BORROWING

    7.1 Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company at Completion are contained in the Disclosure Letter and true and correct copies of all documents relating thereto are annexed to the Disclosure Letter and the Company has not done anything whereby the continuance of any such overdrafts, loans or other financial facilities in full force and effect might be affected or prejudiced and the Company is not in default under any instrument constituting any indebtedness or under any guarantee of, or security or indemnity for, any indebtedness and there is no reason why any such indebtedness, guarantee, security or indemnity should be called or the liabilities thereunder accelerated before their due date (if any) or any loan facilities terminated.

    7.2 Save as disclosed in the Disclosure Letter pursuant to Warranty 7.1 hereof, there are no debts owing by or to the Company other than debts which have arisen in the ordinary course of business and the Company.

    7.3 Except for the bank accounts disclosed in the Disclosure Letter the Company does not have any outstanding loan capital and has not borrowed any money which it has not repaid and has not lent any money which has not been repaid to it and does not own the benefit of any debt (whether present or future) other than debts due to it in the ordinary course of business.

    7.4 The Company has no bank accounts or deposit accounts other than those disclosed in the Disclosure Letter showing the position as of the day prior to the execution of this Agreement in relation to the credit and debit balances thereon and since such statements there have been no payments out of any such accounts save for routine payments in the ordinary course of business.

    7.5 The total amount borrowed by the Company from its bankers does not exceed its approved facilities and the total amount borrowed by the Company from whatever source does not exceed any limitation on its borrowing contained in its memorandum and articles of association or in any debenture or loan stock deed or other deed or document executed by it.


8   INSOLVENCY

    8.1 No order has been made or petition presented or resolution passed or any proceedings or action taken for the winding up of the Company or for or with the view to appointing a receiver, an examiner, administrator, trustee or other similar officer to the Company nor has any distress, execution, sequestration, attachment or other process being levied or entered upon or sued out against any property or asset of the Company.

    8.2 The Company has not ceased payment of any debt and is not insolvent or unable to pay its debts within the meaning of Section 214 of the Companies Act 1963 or Section 2 of the Companies (Amendment) Act
          1990 and no encumbrancer has taken possession or attempted to take possession of or exercised or attempted to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenues of the Company and no receiver has been appointed or could be appointed by any person over the whole or any part of the undertaking, property, assets or revenues of the Company and there is no unfulfilled or unsatisfied judgement, ruling, order, decree or directive outstanding against the Company and there has been no delay by the Company in the payment of any obligation due for payment.


9   INTERESTED PARTIES

    9.1 No indebtedness or liability (whether actual or contingent and whether or not quantified or disputed) and no contract, commitment or arrangement is outstanding between the Company and the Vendor or any Connected Person.

    9.2 Neither of the Vendor nor any Connected Person has any right or interest, directly or indirectly, in any business which is or is likely to be or to become competitive with the business of the Company.

    9.3 Neither the Vendor nor any Connected Person is entitled to any claim of whatsoever nature against the Company and neither the Vendor nor any Connected Person has assigned to any person the benefit of any such claim to which he would otherwise have been entitled.


10  LITIGATION

    The Company is not engaged in any litigation or arbitration proceedings or any dispute and has not been served with any notice making it a party to any litigation, arbitration, prosecution or other legal proceedings or to any dispute save debt collection by the Company in the ordinary course of business, and no litigation, arbitration, prosecution or other legal proceedings are threatened or pending either by or against the Company and there are no facts known to the Vendors which might give rise to any such proceedings or to any dispute and in particular but without prejudice to the generality of the foregoing the Company is not liable to make any payment to any person under the Redundancy Payments Act of 1967 and it has complied as respects all its employees with the Holidays (Employees) Act, 1973; the Minimum Notice and Terms of Employment Act, 1973; the Anti-Discrimination
    (Pay) Act 1974; the Protection of Young Persons (Employment) Act, 1977;
    the Unfair Dismissals Act, 1977; the Protection of Employment Act 1977; the Employment Equality Act 1977; the Worker Protection (Regular Part-Time Employees) Act, 1991; Payment of Wages Act, 1991; Terms of Employement (Information) Act, 1994; Maternity Protection Act, 1994 and the Adoptive Leave Act, 1995.


11  INSURANCE

    The policies of insurance which are maintained by the Company afford the Company adequate cover against such risks as companies carrying on the same type of business as the Company commonly cover by insurance and in particular, but without limitation, adequately

     Insure against employer's liability and third party public liability (including, without limitation, product liability) and insure the assets of the Company against fire and other usual risks in their full replacement value (including professional fees) and all such policies of insurance are in full force and effect and there are no circumstances which might lead to any liability under such insurance been avoided by the insurers or the premiums being increased and Completion will not have the affect of terminating, or entitling any insurer to terminate, cover under any such insurance and no claim is outstanding by the Company under any such policy of insurance and there are no circumstances likely to give rise to any such claim.

12   INTELLECTUAL PROPERTY

     12.1 The business of the Company as now carried on does not involve the unlicensed use of confidential information, know-how or technical data and does not and is not likely to infringe any Intellectual Property rights of any other person.

     12.2 Particulars of all Intellectual Property used by the Company in connection with its business (all of which are beneficially owned exclusively by and registered in the name of the Company and none of which will lapse before Completion) are contained in the Disclosure Letter and no licence or other right in respect thereof has been granted or agreed to be granted and no such rights are being used, claimed, opposed or attached by any other person.

     12.3 The Company has not granted any licences or entered into any agency agreements or distribution agreements save in the ordinary course of business at arms length and which contain no unduly onerous or restrictive terms and which have been entered into for the benefit of the Company and the development of its business.


13   AGREEMENTS AND ARRANGEMENTS

     13.1 There are in force no powers of attorney given by the Company and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

     13.2 The Company is not party to or bound by and no asset of the Company is affected by:-

            (a)   any contract of guarantee, indemnity or suretyship;

            (b) any contract for services (other than contracts in the normal course of business or for the supply of electricity or normal office services);

            (c) any agreement or arrangement which may be terminated as a result of any change in the control management or shareholders of the Company;

            (d) any material, long term, unusual or onerous contract, agreement, commitment, obligation or arrangement;

            (e) any contract made otherwise than in the ordinary and usual course of business of the Company;

            (f) any agreement or arrangement which involves or is likely to involve the supply of goods by or to the Company the aggregate sales value of which would represent in excess of 10% of the turnover of the Company by reference to the Accounts;

            (g) any agreement or arrangement which in any way restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

            (h) any agreement, decision or concerted practice which has as its object or effect the prevention, restriction or distortion in competition of trade in any goods or services in any market or territory;

            (i) any agreement or arrangement otherwise than by way of bargain at arms length;

            (j) any sale or purchase option or similar contract or arrangement affecting any asset owned or used by the Company or by which the Company is bound;

            (k) any contract which cannot readily be fulfilled or performed by the Company on time or without undue or unusual expenditure of money or effort;

            (l) any agreement or arrangement whereby the Company is, or has agreed to become, a party to any exclusive manufacturing, production, supply, distribution, agency or trading rights or obligations; or

            (m) any agreement or arrangement which involves or is likely to involve an aggregate expenditure by the Company in excess of L500.


     13.4 The Company is not a party to any contract which by reason of the sale of the Shares or any provision of this Agreement gives any other contracting party the right to terminate the contract or to be relieved of any obligation or create or increase any obligation on the Company (whether to make payment or otherwise) to any person.

     13.5 No person with whom the Company has entered into any agreement or arrangement is in default thereunder being a default which would have an adverse effect on the financial or trading position or prospects of the Company and there are no circumstances likely to give rise to any such default.


14   ASSETS

     14.1 The assets included in the Accounts or acquired since the Accounts Date other than trading stock subsequently disposed of in the ordinary and usual course of business or trading stock acquired subject to retention or reservation of title by the supplier or manufacturer thereof are fully and accurately disclosed in the Disclosure Letter and all assets used by the Company:-

            (a) are legally and beneficially owned by the Company free from any Encumbrance or any agreement or commitment to give or create, or any claim by any person to be entitled to any, Encumbrance;

            (b) are not the subject of any agreement for lease, hire, hire purchase, conditional purchase or sale on deferred terms save as disclosed in the Accounts;

            (c)   are in the possession and under the control of the Company;

            (d) comprise all the assets necessary to enable the Company to carry on its business fully and effectively in the ordinary course.

     14.2 The plant, machinery, apparatus, implements, computers, vehicles and other chattels and equipment used in connection with the business of the Company:-

            (a) are in a good and proper state of repair and condition and satisfactory working order and have been regularly and properly maintained;

            (b) are all capable and (subject to normal wear and tear) will remain capable throughout the respective periods of time during which they are each written down to a nil value in the accounts of the Company (in accordance with generally acceptable accountancy principles consistently applied prior to the date hereof) of doing the works for which they were designed or acquired; and

            (c) are not expected to require replacements or additions at an aggregate cost in excess of L5,000 within a period of twelve months immediately after Completion;

     14.3 The stock-in-trade of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser.

     14.4 The stock-in-trade of the Company is not excessive and is adequate in relation to the current trading requirements of the business of the Company; and none of the stock is obsolete, slow moving, unusable, unmarketable or inappropriate or of limited value in relation to the current business of the Company.


15   EMPLOYEES

     15.1 The particulars shown in Schedule 2 are true and complete and no person not named therein as such is a director or shadow director of the Company.

     15.2 The particulars shown in the schedule of employees annexed to the Disclosure Letter show all employees of the Company at the date of this Agreement and all remuneration payable and other benefits and privilege provided or which the Company is bound to provide to each officer and employee of the Company and are true and complete and accurate in all material respects.

     15.3 There is not outstanding any contract of service between the Company and any of its directors, officers or employees which is not terminable without compensation (other than any compensation payable by statute) on six months' notice, or less.

     15.4 No officer or employee of the Company is entitled to any remuneration, loan, commission or other emoluments of whatsoever nature calculated by reference to the profits or sales of the Company and the Company is not party to or bound by any share option, profit sharing, bonus or commission scheme in respect of any of its officers or employees.

     15.5 Save as provided or allowed for in the Accounts:

          (a) No liability has been incurred by the Company for breach of any contract of service or for services, redundancy payments, compensation for wrongful or unfair dismissal or breach of any statute, or for failure to comply with any order for the reinstatement or re-engagement of any employee, and

          (b) No gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or for the supply of services of any present or former director, employee or supplier of services.

     15.6 Within a period of one year preceding the date of this Agreement, the Company has not given notice of any redundancies to the Minister for Enterprise and Employment, or started consultations with any trade union, under Part II of the Protection of Employment Act, 1977 or Regulation 7 of the European Communities (Safeguarding of Employee's Rights on the Transfer of Undertakings) Regulations, 1980.

     15.7 The Company has complied in all material respects with all:

          (a)  legal obligations;

          (b)  codes of conduct or practice; and

          (c)  collective agreements, customs and practices

          relevant to employees of trade union, and has maintained current, adequate and suitable records regarding service.

     15.8 (a) The Company has complied with all recommendations made by Industrial Relations Officers of the Labour Relations Commission, by Equality Officers or by the Labour Court.

          (b) The Company is not involved in any material industrial or trade dispute, or negotiation regarding a claim, with any trade union or other group or organisation representing employees, and there are no facts known, or which would on reasonable enquiry be known, to the Warrantor which might indicate that there might

16   PENSIONS

     16.1 The Disclosure Letter contains a complete and accurate list and summary description of all existing pension and death benefit schemes (the "Pension Schemes") of the Company.

     16.2 With the exception of the Pension Schemes, there are not in existence nor has any proposal been announced or commitment given to establish any retirement, death or disability benefit scheme for officers or employees (or any dependant of any of them) of the Company nor is the Company under any obligation (whether legally binding or established by custom to or in respect of any present or former officers or employees (or any dependant of any of them) of the Company with regard to retirement, death or disability benefits pursuant to which the Company is or may become liable to make payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by the Company to or in respect of any present or former officer or employee (or any dependant of any of them) of the Company.

     16.3 The Pension Schemes are exempt approved schemes within the meaning of Sections 15 and 16 of the Finance Act 1972 and the Warrantors is not aware of any reason why such approval might be withdrawn.

     16.4 A true copy of the latest actuarial valuation of each of the Pension Schemes which is a defined benefit scheme has been disclosed in the Disclosure Letter and the actuary who signed these valuations is the present actuary to the Pension Schemes. There has been disclosed in the Disclosure Letter the basis on which the Company contributes to the Pension Schemes and the Company has, since the date of the last actuarial valuation of the Pension Schemes, continued and to contribute to the Pension Schemes on such basis.

     16.5 On the basis of the actuarial methods and assumptions used in the latest actuarial valuation of each of the Pension Schemes which is a defined benefit scheme, the assets of the Pension Scheme will at the date of this Agreement be sufficient to fund the benefits in payment and those prospectively and contingently payable under the Pension Scheme in respect of pensionable service credited or completed up to completion making allowance on the basis provided in the latest actuarial valuation for projected future increases in salaries.

     16.6 (a) All contributions and expenses due under the Pension Schemes in respect of the period up to the date of this Agreement have been paid and applied in accordance with the provisions of the relevant Pension Scheme.

          (b) The Pension Schemes have been duly administered in accordance with all applicable laws, regulations and requirements (including Revenue and trust requirements).

          (c) All employees eligible for admission to membership of the Pension Schemes have been admitted to membership as of the date on which they became eligible (or declined membership when offered).

          (d) All death in service benefits are fully insured at normal rates.

          (e) There is no practice of granting discretionary pension increases under the Pension Schemes.

17   SAFETY IN INDUSTRY

     17.1 The Company has duly discharged its duties and performed its obligations under, and in compliance with, the Safety in Industry Acts 1955 and 1980 (the "SAIS") and under the Safety, Health and Welfare at Work Act 1989 (the "SHW Act") and all regulations, directions, notices and orders made or served thereunder and has complied with any relevant code of practice issued by the National Authority for Occupational Safety and Health established pursuant to the SHW Act.

     17.2 Neither the Company or any of the Properties is subject to any investigation or inquiry pursuant to the SAIS or the SHW Act and no direction, notice or order has been served on the Company or any of the Properties pursuant to the SAIS or the SHW Act and no application has been made to court under the SAIS or the SHW Act for an order restricting or prohibiting the use of any of the Properties or any part thereof, nor is any prosecution threatened or pending in respect of any possible breach of the SAIS or the SHW Act or related regulations.

18   ENVIRONMENT

     18.1 The Company and each of its operations and properties [together with all previous owners and operators of those properties and operations] is, and has at all times been, in compliance with all applicable Environmental Laws (as hereinafter defined) and has obtained all requisite Environmental Licences (as hereinafter defined) and is, and has at all times been, in compliance with all such Environmental Licences and there are no circumstances which may give rise to the amendment, suspension, cancellation, revocation or non-renewal of any such Environmental Licences or which may lead to the imposition of any onerous or unusual conditions in respect of any such Environmental Licences whether upon renewal thereof or otherwise.

     18.2 Neither the Company nor any of its present or past operations or properties is or has been the subject of any outstanding or anticipated investigation, inquiry, dispute, claim, demand, action, suit, proceeding, litigation, notice, order, judgement, ruling, decree, citation, prosecution or award of whatever nature in relation to any Environmental Release (as hereinafter defined) or any Environmental Laws or Environmental Licences and [to the best of the information, knowledge and belief of the Warrantor there are no circumstances which may give rise to any of the foregoing.

     18.3 The Company has not been negligent and has not created a nuisance in the maintenance or conduct of its operations or properties relative to the Environment (as hereinafter defined).

     18.4 The Company has not caused or contributed to any Environmental Release and there are no circumstances which may give rise to any Environmental Release by the Company.

     18.5 For the purposes of this Warranty the following words and expressions shall have the following meanings:-

          1. "ENVIRONMENT" shall mean without limitation (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, drains, sewers, tanks, vessels and containers whether above or below ground level, and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, aquifers, river sediment, marshes, wet lands, flora and fauna.

          2. "CONTAMINANT" shall mean any material, substance, chemical, gas, solid, liquid, waste, effluent, polluting matter, noise or contaminant which is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any person.

              3. "ENVIRONMENTAL RELEASE" shall mean the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Contaminant into the Environment.

              4.     "ENVIRONMENTAL LAWS" shall mean (a) the common law and
                     (b) all laws, by-laws, statutes, regulations, rules, orders, instruments, decrees, directives, decisions, injunctions, rulings and judgements of any government, local government, international, supra national, executive, administrative, judicial or regulatory authority or agency whether of Ireland, the European Union or elsewhere and all approved codes of practice relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labelling, handling, transportation, distribution, recycling, release, disposal, removal, remediation, abatement or clean-up of any Contaminant, including (without prejudice to the generality of the foregoing) the provisions of the Public Health (Ireland) Act 1878, the Local Government (Water Pollution) Acts 1977 and 1990, the Fisheries (Consolidation) Act 1959, the Air Pollution Act 1987, the European Communities (Waste) Regulations 1979, the Waste Management Act, 1996, the European Communities (Environmental Impact Assessment) Regulations 1989-1996 and the Local Government (Planning and Development) Acts 1963-1993, The Environmental Protection Agency Act, 1992 and any and all regulations, orders and notices made or served thereunder or pursuant thereto.

              5. "ENVIRONMENTAL LICENCE" shall mean any permit, licence, approval, consent or authorisation required by or issued pursuant to any applicable Environmental Laws.

19     PROPERTIES

       19.1   (a)    The Properties comprises all the lands and buildings
                     owned, occupied or used by the Company or in which the Company has any interest and Schedule 5 contains full and accurate particulars of the title of the Company thereto and the description of the Properties contained in
                     Schedule 5 is a sufficiently accurate and complete description of such Properties for the purpose of an assurance mortgage or charge of the whole thereof.

              (b) The Company is the legal and beneficial owner of the Properties and has a good and marketable title to the Properties for the tenure specified in Schedule 5.

              (c) All original deeds and documents necessary to prove title to the Properties are in the possession of the Company and not held to the order of any other person or are in the possession of a person other than the Company and held to the order of the Company and such deeds and documents have been fully stamped and were appropriate have been adjudicated duly stamped by the Revenue Commissioners and there are no deeds or documents of title in relation to the Properties which require to be registered in the Land Registry or Registry of Deeds or in any other registry which have not been so registered.

              (d) Where title to the Properties is registered in the Land Registry, the Company is registered with absolute title.

              (e) Neither the Properties nor any part thereof is subject to compulsory registration pursuant to the Registration of Title Act 1964.

20     ENCUMBRANCES

       20.1   (a)    There are no burdens affecting all or any part of the
                     Properties which are capable of affecting registered land without registration by virtue of Section 72 of the Registration of Title Act 1964.

              (b) None of the Properties or any of the title deeds relating thereto is subject to, or to any agreement or commitment to give or create, or to any claim in respect of:

                     (i) any charge (whether fixed or floating), mortgage, lien, pledge, Encumbrance or other security interest or whatever nature howsoever arising;

                     (ii) any option, right to acquire, right of pre-emption or similar right howsoever arising;

                     (iii) any trust or equitable interest of whatever nature howsoever arising;

                     (iv) any rent-charge, annuity or other outgoings other than rates, water rates, refuse charges and other charges specified in Schedule 5; or

                     (v) any monetary claims or liabilities whether contingent or otherwise howsoever arising.

              (c)    Where any such matters as are referred to in Warranty
                     20.1 hereof have been disclosed in the Disclosure Letter the obligations and liabilities imposed and arising thereunder have been fully and promptly observed and performed and any payments in respect thereof due and payable have been duly paid.

21     POSSESSION AND ENJOYMENT

       21.1   (a)    The Company is entitled to and is in possession and
                     exclusive occupation of the Properties and no person other than the Company is entitled to or is in possession or occupation or has any interest of whatever nature howsoever arising in the Properties or any part thereof and none of the Properties or any part thereof is affected by or the subject of any lease, tenancy, licence, agreement or arrangement relating to the occupation or user thereof by any person other than the Company.

              (b) There is appurtenant to the Properties all rights, easements and facilities necessary for their present use and continued enjoyment and no person is entitled or has threatened to terminate, curtail or interrupt any such rights, easements or facilities.

22     PLANNING

       22.1 Each "Development" (within the meaning of the Planning Acts), carried out to or on or otherwise affecting the Properties or any part thereof complies in all respects with the Planning Acts and all regulations made thereunder and with all applicable by-laws and building regulations and other relevant legislation and regulations and all permissions and consents required thereunder have been duly obtained and are in full force and effect and all conditions attaching thereto have been fully complied with and promptly performed and no such permission or consent is temporary or personal and there are no circumstances which may lead to the withdrawal or revocation of any such permission or consent.

23     NOTICES & ORDERS & MATTERS AFFECTING THE PROPERTIES

       23.1   (a)    There is no threatened or outstanding notice, order or
                     certificate (whether issued under or pursuant to any statute or regulation or otherwise howsoever arising) in relation to or affecting any of the Properties or any part thereof (including, without prejudice to the generality of the foregoing, any closing order, demolition order, clearance order, special amenity order, preservation order, conservation order, enforcement notice, derelict site notice, improvement notice, or prohibition notice), and to the best of the information, knowledge and belief of the Warrantor there are no circumstances which may give rise to any such notice, order or certificate.

              (b) None of the Properties or any part thereof, nor the Company as owner or occupier thereof, is affected by nor, to the best of the information, knowledge and belief of the Warrantor, is any of the Properties or any part thereof likely to be affected by, any of the following matters:

                     (i) any exception, reservation, stipulation, restriction, burden, inhibition, covenant, obligation, condition, easement, quasi-easement, profit-a-pendre, licence, wayleave, right or privilege of whatever nature howsoever arising which is of an unusual or onerous nature or which conflicts with or adversely affects or may conflict with or adversely affect the present use of any of the Properties or any part thereof or which adversely affects or may adversely affect the title to or value of any of the Properties or any part thereof and there is no agreement or commitment to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing;

                     (ii) any proposal or order for the compulsory acquisition or requisition of the whole or any part of any of the Properties or any access to or egress therefrom or for the modification of any planning permission in respect thereof or for the discontinuance of any use thereof or for the imposition of any fine or penalty in relation thereto;

                     (iii) any provision in any development plan or proposal in any draft development plan restricting or regulating the use or development thereof;

                    (iv)     any outstanding planning application or appeal;

                    (v) any compensation received or receivable as a result of any refusal of any application for planning permission or the imposing of any restriction in relation to any planning permission or the modification or withdrawal of any planning permission or any claim or agreement in respect of any of the foregoing;

                    (vi) any agreement or arrangement restricting or regulating the current or proposed use or development of any of the Properties or any part thereof;

                    (vii) any commutation or agreement for the commutation of rent or payment of any rent in advance of the due dates and payment thereof;

                    (viii) any outstanding or threatened dispute, claim, demand or litigation or arbitration proceedings.

              (c) None of the Properties or any part thereof, nor the Company as owner or occupier thereof, enjoys precariously any right, easement or privilege the withdrawal or cessation of which would adversely affect the use of any of the Properties or any part thereof for the purposes for which it is now used or the extent of such use or which affects or might in the future affect the value of any of the Properties or any part thereof.


24     COVENANTS & OBLIGATIONS

       24.1   (a)   All covenants, obligations, conditions, agreements and
                    restrictions of whatever nature howsoever arising affecting any of the Properties have been duly performed and observed and the Company has not received notice of any outstanding or alleged breach or failure to perform any such covenant, obligation, condition, agreement or restriction, and to the best of the information, knowledge and belief of the Warrantor, there are no circumstances which may lead to any such notice being served.

              (b) All outgoings of whatever nature in respect of the Properties have been paid in full on the due dates for payment thereof.


25     CONDITION & REPAIR OF THE PROPERTIES

       25.1   (a)   All buildings and other structures on or under the
                    Properties are in good and substantial repair and condition and fit for the purposes for which they are presently used and no substance or material which is deleterious defective or a risk to health or safety has been used in the construction of, or in any alterations or additions to, any buildings or structures on or under the Properties and no method of construction not in accordance with currently accepted good building practice was used in the construction of, or in any alterations or additions to, any of the buildings or structures on or under any of the Properties.

              (b) None of the Properties is subject or susceptible to flooding or subsidence.

              (c) No Contaminants (as defined in Warranty 18) are stored or contained on or under any of the Properties whether in storage tanks, land fills, pits, ponds, lagoons or otherwise.


26     ACCESS & SERVICES

       26.1   (a)   The means of access to and egress from the Properties are
                    over roads which have been adopted by the local authority and are maintainable at public expense.

              (b) The Properties are served by drainage, water and electricity services and all other necessary utilities, all of which are connected to the mains by media located entirely on, in or under the Properties or by media elsewhere in respect of the use of which the Company and those deriving title under it to the Properties have a permanent easement free from any onerous or unusual conditions and the passage and provision of those services is uninterrupted and no interruption of such a passage or provision is imminent or likely and the Company has a full and uninterrupted right to enter on any adjoining lands and premises for the purposes of repairing and maintaining all pipes, sewers, wires, cables, conduits and other conducting media serving each of the Properties.


27     STATUTORY OBLIGATIONS

       27.1   (a)   The Company has complied in all material respects with
                    all applicable laws (including common law) and with all applicable bye-laws, statutes, regulations, orders, instruments, decrees, notices, certificates and judgements of any government, local government, executive, administrative, judicial or regulatory authority or agency in relation to or affecting the Properties.

              (b) No building or structure upon any of the Properties is a "multi-storey building" within the meaning of the Local Government (Multi-storey Buildings) Act 1988.

              (c) None of the Properties are affected by Section 29 of the Companies Act 1990.

              (d) There are no transactions on title to any of the Properties which are affected by the provisions of the Mergers, Take-overs and Monopolies (Control) Acts 1978.

              (e) None of the Properties or any part thereof comprises a "derelict site" within the meaning of the Derelict Sites Act 1990 and the Company has not received any notice of any proposal to register any of the Properties or any part thereof on the derelict sites register.

28     NO OTHER ADVERSE MATTERS

       28.1 There are no matters which materially and adversely affect the title of the Company to any of the Properties or the value of any of the Properties or the continued use and enjoyment thereof.


29     REQUISITIONS ON TITLE

       29.1 Any deeds, documents and information supplied for the purpose of deducing title to any of the Properties in connection with this Agreement are true, complete and accurate and the Company has not, entered into any transaction affecting the title to, or use or value of, any of the Properties.


30     PROPERTIES HELD UNDER A LEASE

       30.1   In the case of Properties held by the Company under a lease:

              (a) there are no unusual or onerous provisions in the Lease affecting the marketability of the Company's title to the property demised by the lease, its existing or any intended development or its use for any purpose or otherwise adverse to the interest of the Company;

              (b) except for normal forfeiture provisions, the lease does not include express provision whereby either the landlord or the tenant may terminate the lease prematurely;

              (c) there are no rent reviews currently under negotiation or the subject of reference to either an expert, an arbitrator or the Courts.


31     LICENCES AND COMPLIANCE

       31.1 All necessary licences consents permits and authorities (public and private) have been obtained by or on behalf of the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences consents permits and authorities are valid and subsisting and the Warrantor knows of no reason why any of them should be suspended cancelled or revoked or not renewed on the same or substantially similar terms.

       31.2 The Company has complied in all material respects with all applicable laws (including common law,) and with all applicable bye-laws, statutes, regulations, orders, instruments, decrees, directives, notices, certificates and judgements of any government, local government, supranational, executive, administrative, judicial or regulatory authority or agency in relation to or affecting the assets or business of the Company.

       32     STAMPING

              32.1 All title deeds and agreements to which the Company is a party and other documents (including stock transfer forms) owned by or which ought to be in the possession of the Company are in its possession and are properly stamped.

       COMPANIES ACT 1990

       33     INVESTIGATIONS

              33.1   (a)    No application has been made pursuant to section 7
                            or section 8 of the Companies Act 1990 (the "Act") for the appointment of an inspector to investigate the affairs of the Company and no such application is threatened or anticipated.

                     (b) The Company is not the subject of or adversely affected by any court order made pursuant to section 12 of the Act or otherwise the subject of or adversely affected by any proceedings instituted by or against any person as a result of any investigation of any company's affairs under the Act.

                     (c) The Company is not identified or referred to in any inspector's report made pursuant to section 11 of the Act.

                     (d) No inspector has been appointed by the Minister for Enterprise and Employment (the "Minister") under section 14 of the Act to investigate the ownership of the Company and no person has been required pursuant to section 15 of the Act to give the Minister any information as to the ownership of the Company.

                     (e) No shares in or debentures of the Company are subject to or have been issued in contravention of any restriction under section 16 of the Act and the Company is not legally or beneficially interested in any shares in or debentures of any company which are the subject of any restriction under section 16 of the Act.

                     (f) No directions have been given to the Company under or pursuant to section 19 of the Act in relation to the production of documents.

       33.2   DISCLOSURE OF INTERESTS IN SHARES

              33.2 Each shareholder of the Company who is, or has at any time been required to notify the Company of its interests in any shares in or debentures of the Company pursuant to section 53 of the Act has duly complied with its obligations under
                     Part IV Chapter 1 of the Act.

       34     GRANTS

              34.1 The Company is not party to any agreement with any government agency or supranational agency and is not entitled to or the beneficiary of any grants or financial assistance from any such agency.

       35     DEFAULT

              35.1 The Company is not in breach of any agreement or in default under any contractual or statutory obligation whatsoever which adversely affect or may adversely affect the trading or financial position or prosperity of the Company.

       36     SUPPLIERS & CUSTOMERS

              36.1 No substantial customer or supplier of the Company has during the twelve months preceding the date of this Agreement ceased or indicated an intention to cease trading with or supplying the Company or is likely to reduce substantially its trading with or supply to the Company and so far as the Warrantor is aware the attitude or actions of customers, suppliers and employees with regard to the Company will not be prejudicially affected by the execution or completion of this Agreement.

              36.2 The Company has not within two years prior to the date hereof been and is not in prospect of being materially and adversely affected by the loss of any important customer or supplier or by any abnormal fact or relation to a customer or supplier or by any disputed matter which would reflect the relationship of it with any of its customers or suppliers.

       37     FACTORIES ACT

              37.1 The Company is not in default in respect of any of its duties or obligations imposed upon it by the Factories Act 1955, the Office Premises Act 1958, the Mines and Quarries Act 1965, or the Dangerous Substances Acts 1972 to 1979.

       38     TAXATION

              38.1   (a)    All Taxation of any nature whatsoever or other sums
                            imposed, charged, assessed, levied or payable under the provisions of all applicable legislation relating to Taxation for which the Company is liable as a result of any act or omission prior to the date of this Agreement will if and insofar as such Taxation or other sums ought to be paid prior to or on Completion have been paid at or before the date of this Agreement and in particular but without prejudice to the generality of the foregoing at the date of this Agreement all amounts due for payment to the Revenue Commissioners or any other fiscal or revenue authority in respect of Value Added Tax or in respect of the 'Pay As You Earn' (PAYE) regulations from time to time in force will have been paid by the relevant due dates and at the date of this Agreement all Social Welfare and Pay Related
                            Social Insurance contributions (both employer's and employees') due in respect of the employees of the Company will have been duly paid on their due payment dates.

                     (b) The Company has within the prescribed time periods duly and properly made all returns and given or delivered to the Revenue Commissioners and all other relevant fiscal or revenue authorities all notices, accounts and information required for the purpose of assessing its liability to Taxation and all such returns, notices, accounts and information are complete and correct in all material respects and not misleading and the Company is not and has not been involved in any dispute with the Revenue Commissioners or any other relevant fiscal or revenue authority in relation to any matter concerning its liability or potential liability to Taxation and the Warrantor is not aware of any matter or circumstance which may lead to any such dispute and there is no appeal by the Company pending against any assessment to Taxation.

                     (c) The Company has properly operated the PAYE system of deduction of and accounting to the Revenue Commissioners for tax chargeable on the remuneration of its employees and has properly operated the Pay Related Social Insurance system and has accounted to the Revenue Commissioners for all deductions made thereunder or provided in full for same in the Accounts.

                     (d) The Company is resident in the Republic of Ireland for the purposes of Taxation and has not been at any time resident in any jurisdiction other than the Republic of Ireland for Taxation purposes nor has it been at any time managed or controlled in or from any country other than the Republic of Ireland and the Company has not at any time carried on any trade in any other country and the Company does not have any permanent establishment outside of the Republic of Ireland.

                     (e) No notice of attachment has been served on the Company under sub-Section (2) Section 73 of the Finance Act 1988. [attachment of defaulter's funds].

                     (f) The Company has not made any transfer as is referred to in Section 35 of the CGTA or received any asset by way of gift as mentioned in paragraph 18 of
                            Schedule 4 CGTA.

                     (g) The Company has not at any time since its incorporation and ending on the date of this Agreement acquired any assets other than trading stock from any company which at the time of the acquisition was a member of the same group (as defined in Section 129 of the CTA).

                     (h) The Company has not surrendered any amount by way of group relief under the provisions of Sections 107 to 120 of the CTA.

                     (I) The Company has not and will not at any time hereafter in respect of any period up to the date of this Agreement become liable to make a subvention payment or any other payment for an amount surrendered by any other company under or in connection with the provisions of Section 107 of the CTA.

                     (j) No allowable loss which has arisen or which may hereafter arise in respect of any period prior to the date of this Agreement on the disposal by the Company of shares in or securities of any company is liable to be disallowed in whole or in part by virtue of the application of Section 138 [transactions in a group] or Section 139 [dividend stripping] of the CTA.

                     (k) No person is liable to capital acquisitions tax attributable to the value of any of the shares in the capital of the Company and in consequence no person has the power to raise the amount of such tax by sale or mortgage of or by a terminable charge any shares in the capital of the Company.

      (l) The Company has not been a party to or involved in any share for share exchange nor any scheme or reconstruction or amalgamation such as are mentioned in Schedule 2 CGTA or Section 127 of the CTA under which shares or debentures have been issued or any transfer of assets effected.

      (m) The Company has not entered into or been a party to any schemes or arrangements which might be considered by the Revenue Commissioners to be a tax avoidance transaction within the meaning of the Finance Act, 1989.

      (n) No act or transaction has been effected in consequence of which the Company is or may become liable for any taxation primarily chargeable against any other person, including any other company.

      (o) The Company has not entered into any financing or leasing agreement in which or in connection with which it has indemnified any other person against any claim, loss or other liability arising from any change in taxation legislation or in the interpretation of taxation legislation.

      (p) On a sale of any machinery and plant at the value thereof shown in the Accounts no balancing charge will be incurred.

      (q) There are set out in the Disclosure Letter full particulars of all differences between the accounting and Taxation treatments of all items in the Accounts and the audited accounts of the Company for each of its three preceding financial years.

      (r) There is no appeal by the Company pending against any assessment to tax and the Company is not in default in payment of any tax within the period prescribed for payment thereof.

      (s) Where fixed assets have been stated in the accounts in excess of their cost any potential liability to Taxation on chargeable gains that would accrue on the sale of these assets at their values stated are either fully provided or disclosed by way of note in the Accounts.

      (t)   The Company has not made any claim for "roll-over relief" under
            Section 28 CGTA or Section 9 of the Capital Gains Tax (Amendment) Act, 1978.

      (u) The Company is a registered and taxable person for the purposes of the Value Added Tax Acts and has complied in all respects with such legislation and all regulations made or notices issued thereunder and has maintained full, complete, correct and up to date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes thereof.

      (v)   No arrangement exists or has existed whereby pursuant to Section 8
            (8) of the VAT Act, and Regulation 5, of the Value Added Tax Regulation 1979 (as amended) the business activities of the Company are or were deemed to be carried on by any other person or the business activities of any other person are or were deemed to be carried on by the Company [membership of a group for VAT purposes].

      (w) The Company has not since the Accounts Date made or paid any dividend or other distribution (other than those for which full reserve or provision was made in the Accounts) or any such loan or advance as is referred to in Section 98 of the CTA or any amendment to or re-enactment of such section.

      (x) The Company has not repaid share capital or any part thereof and the Company has not issued as paid up otherwise than by the receipt of new consideration any new shares.

      (y) The Company has not made any payment to or provided any benefit for any officer or employee of the Company which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes.

      (z) The book value of each of the capital assets of the Company in or adopted for the purpose of the Accounts does not exceed the base cost thereof for the purpose of calculating liability to capital gains tax or corporation tax on chargeable gains on a disposal thereof by the Company.

      (aa)  No claim has been made by the Company under Section 43 of the CGTA.

      (bb) No loss which might accrue on the disposal by the Company of any share in or security of any company is liable to be reduced by virtue of any deprecatory transaction within the meaning of Section 138 and 139 of the CTA.

      (cc) No change of ownership of the Company within the meaning of Section 27 of the CTA has taken place.

      (dd) The Company is not, and has at no time been, a member of a group of companies within the meaning of Section 129 of the CTA or associated with any other company within the meaning of Section 19 Finance Act 1952 as amended by Section 85 Finance Act 1980.

      (ee) The Company has never incurred any expense or paid any amount in consequence of which the Company has been or could be treated under
            Section 96 or Section 97 of the CTA as having made a distribution [treatment of expenses as dividends].

38.2  The Company has not:-

      (a) capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares debentures or other securities any profits or reserves of any class of description or passed or agreed to pass any resolution to do so; or

      (b) provided capital to any company on terms whereby the company so capitalised has in consideration thereof issued shares loan stock or other securities where the terms or any such capitalisation were otherwise than by way of a bargain made at arm's length or where the shares loan stock or other securities acquired are shown in the Accounts at a value in excess of its market value at the time of acquisition.

38.3  As at the Account Date:-

      (a) the Company has not made an election under Section 44 [group dividends] and no surrender has been made under Section 45 [surrender of advance corporation tax] of the Finance Act, 1983.

      (b) the Company is not affected by the provisions of Section 46 [carrying forward of advance corporation tax where change in ownership of company] or Section 48 of the Finance Act, 1983 [application of advance corporation tax to interest on certain loans transitional provisions re S.84 loans].

38.4 There have been no claims under Section 12(4) CGTA [capital losses allowed where no sale].

38.5 No relief or exemption or reduction has been obtained from companies capital duty under Section 72 of the Finance Act, 1973 [reconstruction or amalgamation] or from stamp duty under Section 19 of the Finance Act, 1952 or Statutory instrument No. 244 of the 1981 [associated company relief] or Section 31 of the Finance Act, 1965 [relief from capital and stamp duty in certain cases] which (a) has become liable to forfeiture or
      (b) may be forfeited in the future.

38.6 There has not been in respect of any accounting period any excess of distribution investment and estate income within the meaning of Section 100 of the CTA [surcharge on investment income].

38.7 The Company has never claimed relief under Part 1 Chapter VI of the Finance Act, 1980 [manufacturing relief] and the existing operations of the Company will continue not to qualify for the relief and there is no dispute with the Inspector of Taxes with regard to this relief.

38.8  (a)   The Company has not been required by appropriate fiscal authorities to give security under the value added tax legislation.

      (b) The Company has not availed of the procedures in Section 58 of the Finance Act 1989 whereby a trader may account and make returns for value added tax purposes other than after each two monthly taxable period.

      (c) The Company does not make any supplies which are exempt for value added tax purposes.

38.9 The Company has not committed any act or made any omission which might constitute an offence under Section 94 of the Finance Act, 1983 [aiding, abetting, assisting etc, tax evasion].

38.10 The utilisation of losses incurred by the Company is not restricted by
      Section 116A of the CTA.

38.11 No transaction has or had been effected by the Company within the last three years in respect of which any consent or clearance from the Revenue Commissioners or any other taxation authority was required and which consent or clearance (as the case may be) was not obtained.

                                       RIDER B
                                ADDITIONAL WARRANTIES

39.  TRADE DEBTS
     The trade debts owed to the Company as at the 31st December, 1998m will be collected as follows:-
          100% by the 31st December, 1999.

40.  PROFIT AFTER TAX
     The profit after tax of the Company for the year ended 31st December, 1998 will not be less than L175,000.

                                      SCHEDULE 4

THIS DEED OF INDEMNITY is made on the       1998 BETWEEN

(1)  Mark Howell, 18 Orlagh Downs, Templeogue, Dublin 16.

     William Reid, 30 Eaton Wood, Shankill, Co. Dublin.

     Brendan Redmond, 16 Friarswood Road, Goatstown, Dublin 14.

     Leo McCarthy, 4 Marley Walk, Marley Grange, Rathfarnham, Dublin 16.

     Leo Hefferman, 41 Shenick Grove, Skerries, Co. Dublin.

     Paul Clancy, 18 Oaklands, Church Lane, Greystones, Co. Wicklow.

     Declan McGonigle, 6 Brookpark, Finnstown Abbey, Lucan, Co. Dublin.

     Peter Noonan, 130 South Circular Road, Dublin 8.

     Ed Clear, Sorrell, Bellvue, Dalgany, Co. Wicklow.

     John Trayner, 30 Broadford Close, Ballinteer, Dublin 16.


     (collectively the "Covenantors", individually a "Covenantor")


(2) Integrity Holdings Limited having its registered office at Suite 333 3838 Camino Del Rio North, San Diego, California, 92108-1789 ("the Purchaser").

AND

(3) Premier Computer Group Limited, Premier Services Limited, Premier Distribution Limited, Premier Software Limited, Premier Information Systems Limited, Ravplot Limited, Techsonix Limited and Progress Systems Limited all care of 13/16 Dame Street in the City of Dublin (collectively "the Companies")

WHEREAS:-

This Deed is entered into pursuant to the provisions of a certain Agreement for the Sale and Purchase of Shares of even date herewith made between inter alia:-

A.   the Vendor (as therein defined) and;

B.   the Purchaser

     (hereinafter called the "Agreement").

NOW IT IS HEREBY AGREED as follows:-

1.   INTERPRETATION

     In this Deed:-

     1.1 save as herein otherwise expressly stated to the contrary all words and expressions defined in the Agreement shall have the same meaning in this Deed and any provisions in the Agreement concerning matters of construction or interpretation shall also apply in this Deed;

     1.2  "THE COMPANY" means any or all of the Companies as the case may be.

     1.3 "CLAIM FOR TAXATION" means any claim, notice, demand, assessment, letter or other document made or issued or any action taken or omission made by or on behalf of the Revenue Commissioners or any revenue or fiscal authorities, customs and excise authorities or any other statutory or governmental authority, agency, body or official whatsoever in any part of the world whereby the Company is or may be placed or sought to be placed under a Liability To Taxation (whether or not it is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement):

     1.4 "LIABILITY TO TAXATION" means any liability whatsoever to make a payment of or in respect of Taxation and includes without limitation:-

          1.4.1 the loss, reduction, counteracting or clawing back of or failure to obtain any Relief which would otherwise have been available to the Company and/or the use of any Relief which would otherwise have been available to the Company against any profit, income, gain or receipt or deemed profit, income, gain or receipt; and

          1.4.2 the nullifying, cancellation, set-off or reduction of a right to repayment of Taxation which would otherwise have been available to the Company.

                 In the case of Liability to Taxation falling within clause
                 1.4.1 the amount of the Relief so lost, counteracted, clawed back or used shall be treated as an amount of Taxation for which a liability has arisen and fallen due on the date on which the resulting Taxation is due and payable or would have been due and payable but for the utilization of any other Relief by the Company.

                 In the case of Liability to Taxation falling within clause
                 1.4.2 the amount of repayment which would otherwise have been obtained shall be treated as an amount of Taxation for which a liability has arisen and fallen due on the date on which the resulting repayment would have been received or (where such repayment was dependent upon the making of an application or the satisfaction of some other condition) the earliest date upon which such application could have been made or such condition satisfied.

     1.5 "RELIEF" means any relief, allowance, exemption, credit, deduction or set-off of whatsoever nature in computing any liability to Taxation or any credit against Taxation or in computing or against any profit, income, gain or receipt of whatsoever nature howsoever arising; and

     1.6 "REPRESENTATIVE" means Patrick Donaghy & Co., Solicitors, 13/16 Dame Street, Dublin 2 or such other person or firm as may from time to time be notified in writing by the Covenantors (or the majority of them) to the Company.

     1.7 "TAXATION" means all forms of taxation, duties, imposts, levies, withholding, rates and charges of whatsoever nature whether of Ireland or elsewhere in any part of the world wherever or whenever created or imposed including, without prejudice to the generality of the foregoing, income tax, corporation tax, advance corporation tax, capital gains tax, capital acquisitions tax, inheritance tax, deposit interest retention tax, value added tax, sales tax, customs and other import and export duties, excise duties, stamp duty, capital duty, property tax, rates, pay-related social insurance or other similar contributions and generally all taxes, duties, imposts withholdings, levies, rates and charges whatsoever on or in relation to income, profits, gains, sales, receipts, use or occupation and any taxes, duties, imposts, withholdings, levies, rates and charges supplementing or replacing any of the foregoing and any interest, charges, surcharges, fines, penalties, costs and expenses in connection with any of the foregoing.

2.   INDEMNITIES

     Subject to clause 5 hereof the Covenantors hereby jointly and severally covenant with and undertake to the Purchaser (for itself and as trustee for all others who are the owners from time to time of the Shares) and, as separate covenants and undertakings, with and to the Company, to indemnify and keep indemnified the Purchaser and the Company from and against:-

     2.1 any Liability To Taxation and any depletion or diminution in the value of the assets of, or increase in liabilities of the Company arising wholly or partly by reason of or in connection with any Claim For Taxation or any Liability To Taxation in respect of, by reference to or in consequence of:-

           2.1.1 any act, omission, event or transaction or series of transactions wholly or partly occurring or entered into on or before the date of this Deed; or

           2.1.2 any income, profit, gain or receipt earned, accrued or received or deemed to have been earned, accrued or received on or before the date of this Deed; or

           2.1.3 any dividend or distribution paid or made or deemed to have been paid or made on or before the date of this Deed;

     2.2 any settlement of any Claim For Taxation in respect of, by reference to or in consequence of, any of the matters referred to in clauses 2.1.1 to 2.1.3 inclusive; and

     2.3 all costs and expenses incurred in relation to any demands, actions, proceedings and claims in respect of any Liability To Taxation or Claim For Taxation in respect of any of the matters referred to in clauses 2.1.1 to 2.1.3 inclusive;

3.   EXCLUSIONS

     The indemnities contained in Clause 2 hereof shall not apply to any Liability To Taxation or Claim For Taxation to the extent that:-

     3.1 specific provision or reserve has been made in the Accounts in respect of such Liability To Taxation or Claim For Taxation or was specifically referred to in the notes thereto;

     3.2 such Liability To Taxation or Claim For Taxation arises or is increased as a result only of any provision or reserve in respect thereof in the Accounts being insufficient by reason of any increase in rates of taxation made after the date of this Deed with retrospective effect;

     3.3 such Liability To Taxation or Claim For Taxation arises as a consequence only of profits or gains earned or accrued in the ordinary and usual course of trading during the period from the Accounts Date to the date of this Deed;

     3.4 Such Liability To Taxation or Claim For Taxation would not have arisen but for a voluntary act or transaction carried out by the Purchaser or the Company without the consent of the Representative and which the Purchaser or the Company was (or ought to have been) aware could give rise to such liability to Taxation.

     3.5 The loss occasioned has been recovered pursuant to any claim under the Warranties.

     3.6 Such Liability to Taxation or Claim for Taxation arises from a matter fully and fairly disclosed in the Disclosure Letter.

     3.7 That such Liability to Taxation or Claim for Taxation is in respect of Value Added Tax relating to supplies made and imports received since 23.12.98, in respect of PAYE or PRSI since the 23.12.98, in respect of stamp duty the liability for which has been incurred in the normal course of the Company's business since the Accounts Date or rates payable in respect of the Properties since the 23.12.98.

     3.8 It corresponds to an increase in the value of the assets of any other Company, resulting from a reduction in its Liability to Taxation (except insofar as the increase is attributable to any decrease in rates of Taxation, or variation in the method of applying or calculating the rate of Taxation, made after the date of the Agreement).

4.  PAYMENT

    4.1 The Covenantors further hereby jointly and severally covenant with and undertake to the Purchaser and, as separate covenants and undertakings, with and to the Company, to indemnify and keep indemnified the Purchaser and the Company from and in respect of any and all Liability to Taxation on or in respect of any sums paid pursuant to Clause 2 hereof or otherwise hereunder so that the amount so payable shall be grossed up by such amount as will ensure that after payment of any Taxation on or in respect of such amount there shall be left a sum equal to the amount that would otherwise be payable pursuant to Clause 2 hereof or otherwise hereunder were the payment not subject to Taxation as aforesaid.

    4.2 All sums payable by the Covenantors under this Deed shall be paid free and clear of all deductions and withholdings and free and clear of any set-off or counter claim PROVIDED HOWEVER that if any such deduction or withholding is required by law, the Covenantors shall pay to the relevant party hereto such additional amount as shall be required to ensure that the net amount received by such party shall equal the full amount which that party would have been entitled to receive if no such deduction or withholding had been made.

    4.3 Any payment due hereunder shall be payable, at the the direction of the Purchaser, to the Purchaser or to the Company.


5.  REIMBURSEMENT OF ACT

          If the Covenantors have satisfied a liability under this Deed to indemnify the Company against a Liability to Taxation in respect of advance corporation tax the Company shall account to the Covenantors for an amount equal to any resulting reduction in its liability to corporation tax as and when the Company obtains the benefit of the reduction.

6.  CONDUCT OF CLAIMS AND APPEALS

    6.1 The Company shall notify the Representative in writing of any Claim for Taxation which comes to its notice, from which it appears that the Covenantors are, or may become, liable to indemnify the Company or the Purchaser under this Deed. Where a time limit for appeal applies to the Claim for Taxation, the notification shall be given as soon as reasonably possible after the date on which the Claim for Taxation comes to the notice of the Company or the Purchaser, but, where no limit applies or the period to which the limit relates has not commenced, the notification shall be given within 56 days of that date.

    6.2   The Company shall ensure that a Claim for Taxation to which clause
          6.1 applies, is, so far as reasonably practicable, dealt with separately from claims to which it does not apply and that no Liability to Taxation arising from the Claim for Taxation is accepted or discharged prematurely; and for this purpose any payment made by the Company to avoid incurring interest or any penalty in respect of unpaid taxation shall be deemed not to be made prematurely.

     6.3 Subject to clause 6.6 the Company shall ensure at the request in writing of the Representative that the Covenantors are placed in a position to dispute on behalf of the Company any Claim for Taxation falling within clause 6.1 and shall render or cause to be rendered to the Covenantors at the expense of the Covenantors all such assistance as the Representative may reasonably require in disputing any Claim for Taxation.

     6.4 Subject to clause 6.5 the Representative shall be entitled on behalf of the Company to instruct such solicitors or other professional advisors as the Representative may nominate to act on behalf of the Covenantors or the Company to the intent that the conduct and costs and expenses of the dispute shall be delegated entirely to and be borne solely by the Covenantors.

     6.5 In connection with the conduct of any dispute relating to a Claim for Taxation (to which clause 6.1 applies):-

          6.5.1 the Covenantors shall procure that the Representative shall keep the Company fully informed of all relevant matters and that the Representative shall promptly forward or procure to be forwarded to the Company copies of all correspondence and other written communications pertaining to it;

          6.5.2 the appointment of solicitors or other professional advisors shall be subject to the approval of the Company which shall not be unreasonably or delayed;

          6.5.3 the Covenantors shall make no settlement or compromise of the dispute or agree any matter in its conduct which is likely to affect the amount of the resulting Liability to Taxation or the future Liability to Taxation of the Company without the prior approval of the Company which shall not be reasonably withheld or delayed;

          6.5.4 if any dispute arises between the Company and the Representative as to whether any Claim for Taxation should any time be settled in full or contested in whole or in part the dispute shall be referred to the determination of a Senior Counsel appointed by agreement between the Company and the Representative (or if they do no agree) upon the application by either party, by the President for the time being of the Law Society of Ireland. The determination of such Counsel shall be final and binding upon the parties. The Counsel shall be asked to advise whether, in his opinion, an appeal against the Claim for Taxation would, on the balance of probabilities be likely to succeed and as to how the costs of the dispute between the Representative and the Company shall be allocated between the Covenantors and Company. Only if his opinion is in the affirmative shall an appeal be made and that Claim for Taxation be not then settled. Any further dispute arising between the Covenantors and the Company as to whether any further appeal shall be pursued following determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner.

     6.6 The Covenantors shall, at the request of the Company, provide to the reasonable satisfaction of the Company security or indemnities, or both, in respect of the costs and expenses of disputing any Claim for Taxation.

     6.7 The Company shall not be subject to any claim by, or liability to, any of the Covenantors on the ground that it has not complied with the foregoing provisions, if it has bona fide acted in accordance with instructions or approval of the Representative.

     6.8 The Company shall permit the Covenantors and their advisors to have reasonable access to its record and the reasonable assistance of its employees, to enable the Covenantors to carry on the conduct of disputing Claims for Taxation in accordance with the foregoing provisions of this clause.

7    COVENANTORS PROTECTION PROVISIONS

     7.1 The liability of the Covenantors under this Deed of Indemnity shall cease on 31st, December, 2005. A Liability under this Deed, save as regards an alleged liability under this deed of which notice in writing (containing details of the event or circumstance giving rise to the liability, and an estimate (where available) of the amount of liability which may result) has been given to the Covenantors prior to that date.

     7.2 The total liability of the Covenantors under the Warranties and this Deed of Indemnity shall not in any event exceed L400,000.

     7.3 The provisions of this Section 7 shall not limit the liability of the Covenantors hereunder for any claim which arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by any of the Covenantors.

     7.4 The Covenantors shall not be liable for any claim under this Deed unless his aggregate liability under this Deed and the Agreement (or what would be his liability apart from this paragraph 7.4) exceeds L10,000.

8    BINDING ON SUCCESSORS

     This Deed shall be binding upon and enure to the benefit of the respective parties hereto and their respective personal representatives, successors and permitted assigns.

9    WAIVER, RELEASE AND REMEDIES

     9.1 A waiver by the Purchaser or the Company (as the case may be) of any breach by any party hereto of any of the terms provisions or conditions of this Deed or the acquiescence of the Purchaser or the Company (as the case may be) in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

     9.2 Any remedy or right conferred upon the Purchaser or the Company for breach of this Deed shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to the Agreement or provided for by law.

     9.3 No failure or delay by the Purchaser or the Company in exercising any claim, remedy, right, power or privilege under this Deed shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege.

     9.4 Any liability of any party hereto to the Purchaser or the Company (as the case may be) under the provisions of this Deed may in whole or in part be released, varied, postponed, compounded or compromised by the Purchaser or the Company (as the case may be) in its absolute discretion as regards any other party under such liability without in any way prejudicing or affecting its rights against any other party hereto under the same or a like liability whether joint and several or otherwise. Should any provision of this Deed transpire not to be enforceable against any of the parties hereto, such non-enforceability shall not render such provision unenforceable against any other party hereto.


10   COUNTERPARTS

     This Deed may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same instrument.


11   ASSIGNMENT

     This Deed shall not be assignable in whole or in part by the Covenantors but the Purchaser and the Company shall be entitled to assign and transfer all or any of their rights and obligations hereunder and such assignee or transferee shall be entitled to enforce the same against the Covenantors or any of them as if it were named in this Deed as the Purchaser or the Company (as the case may be).


12   NOTICES

     12.1 Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand to the addressee or if sent by pre-paid post addressed to the party to whom such notice is to be given at the address set out for such party herein (or such other address as he or it may from time to time designate to all other parties hereto in accordance with the provisions of this clause 12.1) and any such notice or other communication shall be deemed to have been duly given if delivered by hand at the time of delivery and if sent by post as aforesaid forty eight hours after the same shall have been posted.

     12.2 For all purposes of this Deed, a notice served on the Representative shall be deemed to be service on all of the Covenantors.


13   VARIATION

     No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

14     SEVERABILITY

       Each of the provisions of this Deed is separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof or of that provision in any other jurisdiction shall not in any way be affected or impaired thereby.


15     GOVERNING LAW AND JURISDICTION

15.1 This Deed shall be governed by and construed in accordance with the laws of Ireland. Each of the parties hereto hereby agrees for the benefit of the Purchaser and the Company and without prejudice to the right of the Purchaser and the Company to take proceedings in relation hereto before any other court of competent jurisdiction, that the courts of Ireland shall have jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Deed and for such purposes irrevocably submits to the jurisdiction of such courts.

IN WITNESS whereof this Deed has been duly executed on the date shown at the beginning of this Deed.

SIGNED SEALED AND DELIVERED
by the said Covenantors in the presence of:-


Witness


Address


Occupation






SIGNED ON BEHALF of Integrity Holdings
Limited by Paul Carroll in the presence of:-




                                          Director


                                          Director/Secretary




Present when the Common Seal of
Premier Computer Group Limited
was impressed hereto:




                                          Director


                                          Director/Secretary

                             SCHEDULE 5


        Short Particulars of the Properties of Each Group Company

Part 2: Leasehold properties and details of the leases - See Lease dated 20, November, 1992.




                             SCHEDULE 6


Form of Escrow Agreement referred to in Clause 3.3 is annexed hereto.

SIGNED, SEALED AND DELIVERED
by the said Vendor in the presence of:-




Witness



Address



Occupation




SIGNED ON BEHALF of Integrity Holdings
Limited by Paul Carroll in the presence of:-




                                                 Director



                                                 Director/Secretary

                           DISCLOSURE LETTER

                                                                         [Date]


Integrity Holdings Limited



RE:  PREMIER COMPUTER GROUP LIMITED


Dear Sirs,

We refer to a Share Sale and Purchase Agreement of even date herewith made between the parties thereon described as the Vendors and the Purchaser which agreement together with the Deed of Indemnity approved for execution pursuant to such agreement are hereinafter together referred to as "the Agreements" and which Agreements provide for the sale of entire issued share capital of Premier Computer Group Limited (hereinafter called "the Company").

This letter constitutes the Disclosure Letter referred to in the Agreements. Words and phrases used in this letter have the same meanings as in the Agreements unless the context otherwise requires. The warranties and indemnities contained in the Agreements are made and given subject to the disclosures set out below.

This disclosures contained in this letter are not to be taken as an admission on our behalf, that all or any part of the matters call for disclosure.

No representation is made that the matters disclosed herein constitute an exhaustive list of everything capable of, or suitable for, disclosure. Where any conflict exists between the information contained in any document supplied to you, the Purchaser in the course of negotiation and preparation of this transaction and the disclosures made in this letter, the contents of this letter shall prevail.

GENERAL DISCLOSURES

The following are deemed to be disclosed, including, where relevant, all matters which would be apparent from an inspection of the same:-

1 All matters and things contemplated or required to be done by or pursuant to the Agreements.

2 All matters apparent from the title deeds to the Property which have been furnished to you or which would be disclosed by title searches [OR PHYSICAL INSPECTION] of the Property.

3 All matters and things which would or will be revealed by searches in the Central Office of the High Court and searches in the Companies Registration Office against and in respect of each Group Company.

4 All information available from an inspection or search of all documents, registers, and records which may be inspected by the public or which are available for inspection from any governmental, local or statutory authority or body, and all matters referred to therein or apparent therefrom.

5    Any matter disclosed or provided for in the Accounts.

6 All matters, provided for or disclosed in the accounts of the Company for any year prior to the date hereof which have been furnished to you, the Purchaser.

7 The contents of all the statutory registers and records and the minute books of each Group Company.

In addition, the following correspondence passed to you, the Purchaser, and/or your Solicitors, Accountants and Advisers is disclosed:

(a)  All audit files and connected papers furnished by Messrs. Grant Thornton.
(b)  The litigation files referred to at Specific Disclosures No. 10.

SPECIFIC DISCLOSURES

The following are disclosed. The paragraph numbers stated below are for convenience of reference only and refer to the corresponding clauses in
Schedule 3 to the Share Sale and Purchase Agreement. Disclosure of any particular matter by reference to a specific paragraph is to be regarded as a disclosure in respect of each and every other paragraph as far as same shall be applicable:-

SPECIAL CONDITIONS

It is repeated that the IDA Ireland and Brian Kearney are giving no warranties hereunder nor are they parties to any restrictive covenant herein nor will they be requested to execute the Form of Tax Indemnity.


3.   TREASURY SHARES
     These shares are held by the Company and the full proceeds of sale thereof in the sum of L37,500.00 shall be paid to Alan McGrath who has agreed to accept same in full satisfaction of his possible entitlement to claim an amount of L60,000.00 in respect of Redundancy/Consultancy payments.

4.   ACCOUNTS

(a) All warranties relating to accounts are confined to the Audited Accounts of the Company. No warranties whatsoever are given in relation to any Management Accounts.

(b) Three items appearing on the Balance Sheet of the Company are specifically excluded from all warranties, namely,
     1.   The Boat appearing at a value of L20,000.00.
     2. The financial asset appearing on the balance sheet at of L147,000 representing the Company's entitlement to a shareholding is Stonepark Limited the Company which will be entitled to the benefit of a Lease of Lands at Tallaght, Co. Dublin.
     3. A balance sheet item shown as L100,000.00 (lodged to Account of Branvard Limited).
     Item No. 1 above will be disposed of prior to completion by the Vendor.
     It is not included in the sale.

7.   BORROWING
     Borrowing means:-
(a) The balance outstanding on the Company's loan with A.I.B. Smithfield amounts to L32,952.00 plus interest to date.

(b)  Its authorised overdraft facility of L100,000.00.

10.  LITIGATION
     The following cases are disclosed:
     1. Cannon (Ireland) Business Equipment Limited -v- Premier Information Systems Limited. The High Court, Record No. 1996 No. 3458p.
          Defence filed - dealing with Plaintiff's request for Discovery at present.
     2. Fairway Investments Limited -v- Premier Information Systems Limited. The High

                           [no h.c. for this page]

15.  EMPLOYEES
                               PAYROLL SCHEDULE

PREMIER GROUP        SALARY     CAR ALLOWANCE    TOTAL
-------------        ------     -------------    -----
Belton Gary          32,000     6,000            38,000

Boyce Oliver         16,750     4,000            20,750

Breslin John         29,600     5,000            34,600

Casey Geraldine      18,000     3,000            21,000

Clancy Paul          31,600     5,000            36,600

Cullen Suzanne       15,000     4,000            19,000

Doherty Breege       11,500      --              11,500

Donohue Donal        21,085     5,000            26,085

Doyne Aidan          13,000     3,000            16,000

Dwyer David          16,000     5,000            21,000

Elliot Bernadette    16,200     5,000            21,200

Groves Irene          6,000      --               6,000

Heffernan Leo        29,600     5,000            34,600

Powell Mark          40,000     6,000            46,000

Keenan Brian         25,000     5,000            30,000

Kindregan Noreen     23,500     5,000            28,500

Kinsella Nicola      12,5000     --              12,500

Luke Steven          20,000      --              20,000

McCarthy Leo         35,000     7,800            12,800

McKenna Stephen      20,000      --              20,000

McKiernan Tom        18,000     5,000            23,000

Moore John           21,085      --              21,085


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

PROGRESS SYSTEMS LIMITED
PENSIONS LISTING - MONTHLY CONTRIBUTIONS

EMPLOYEE              GROSS        SCHEME    ERS       EES        TOTAL
                      MONTHLY
                      SALARY
Declan McGonigle      2,800.00       A       70.00     140.00     210.00

John Manning          2,291.67       A       57.29     114.58     171.88

                                            127.29     254.58     361.88







-------------------------
[VENDORS]


WE HEREBY ACCEPT THE WITHIN DISCLOSURES.



DATED THE [                    ], 19[  ]


/s/ Paul Caroll
-------------------------
[PURCHASER]


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